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FORM 5
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[ ] Check box if no longer              U.S. SECURITIES AND EXCHANGE COMMISSION
    subject to Section 16.                       WASHINGTON, D.C. 20549
    Form 4 or Form 5
    obligations may continue.
    See Instruction 1(b)
                            ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Form 3 Holdings
    Reported                Filed pursuant to Section 16(a) of the Securities
                            Exchange Act of 1934, Section 17(a) of the Public
[ ] Form 4 Transactions     Utility Holding Company Act of 1935 or Section 30(f)
    Reported                of the Investment Company Act of 1940

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1.    Name and Address of Reporting Person*

Lewisohn                              Oscar                           M.
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(Last)                                (First)                      (Middle)

c/o Soditic Limited                   Wellington House, 125 Strand
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                                      (Street)

London                                United Kingdom               WC2R 0AP
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(City)                                (State)                      (Zip)
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2.    Issuer Name and Ticker or Trading Symbol

Maxcor Financial Group Inc.
(Common Stock:  "MAXF")
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3.    IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.    Statement for Month/Year

         12/2000
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5.    If Amendment, Date of Original (Month/Year)

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6.    Relationship of Reporting Person(s) to Issuer (Check all applicable)

[X]   Director                                    [ ]   10% Owner
[ ]   Officer (give title below)                  [ ]   Other (specify below)

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7.    Individual or Joint/Group Filing (Check applicable line)

[X]   Form filed by One Reporting Person
[ ]   Form filed by More than One Reporting Person
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* If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).

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

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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
1.  Title of Security              2.  Transaction Date     3.  Transaction Code 4.  Securities Acquired (A) or
    (Instr. 3)                         (Month/Day/Year)         (Instr. 8)           Disposed of (D)
                                                                                     (Instr. 3, 4 and 5)
                                                                                 ---------------------------------------------------
                                                                                 Amount                (A)or (D)      Price

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a.
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b.
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c.
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d.
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e.
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f.
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5.  Amount of Securities Beneficially       6.   Ownership Form:                7.   Nature of Indirect
    Owned at End of Issuer's Fiscal Year         Direct (D) or Indirect (I)          Beneficial Ownership
    (Instr. 3 and 4)                             (Instr. 4)                          (Instr. 4)
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a.
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b.
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c.
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d.
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e.
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f.
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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

FORM 5 (continued)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (E.G., puts, calls, warrants, options, convertible securities)

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
1. Title of    2. Conversion  3. Transaction     4. Transaction  5. Number of
   Derivative     or Exercise    Date               Code            Derivative
   Security       Price of       (Month/Day/Year)   (Instr. 8)      Securities
   (Instr. 3)     Derivative                                        Acquired (A)
                  Security                                          or Disposed
                                                                    of (D)
                                                                    (Instr. 3, 4
                                                                    and 5)
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                                                                   (A)      (D)
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a. Options -
   Right to Buy      $2.61           2/15/00             A        10,000
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b.
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c.
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
  6. Date            7. Title and Amount   8. Price of    9. Number of   10. Ownership     11. Nature of
     Exercisable        of Underlying         Derivative     Derivative      Form of           Indirect
     and Expiration     Securities            Security       Securities      Derivative        Beneficial
     Date               (Instr. 3 and 4)      (Instr. 5)     Beneficially    Security:         Ownership
     (Month/Day/Year)                                        Owned at        Direct (D) or     (Instr. 4)
                                                             End of          Indirect (I)
                                                             Year            (Instr. 4)
                                                             (Instr. 4)
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                                Amount
  Date     Expir-               or
  Exer-    ation                Number
  cisable  Date        Title    of Shares
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a.  (1)    2/14/10  Common Stock  10,000                         10,000             D
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b.
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c.
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

Explanation of Responses:
(1) The reported transaction involved the grant of a non-qualified stock option on February 15, 2000, providing for vesting in equal 50% increments on each of the six-month and twelve-month anniversaries of the date of grant.

/s/ OSCAR M. LEWISOHN                                        February 12, 2001
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**Signature of Reporting Person                                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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